Exhibit 99

OFG Bancorp Announces Resignation of José R. González to Become EVP of FHLB of New York

SAN JUAN, Puerto Rico, September 23, 2013 – OFG Bancorp (NYSE: OFG) today announced that José Ramón González has resigned as SEVP-Banking & Corporate Development to accept a position as EVP of the Federal Home Loan Bank of New York (“FHLBNY”). FHLBNY helps lenders in New Jersey, New York, Puerto Rico and the U.S. Virgin Islands advance housing and community growth. Mr. González’s resignation is effective October 4, 2013.

José Rafael Fernández, President, Chief Executive Officer and Vice Chairman of the Board of OFG, thanked Mr. González for his contribution to the success of OFG, which he joined in 2010. “José Ramón has put in place a great team that will assure OFG’s ability to continue to grow our commercial and retail banking operations,” said Mr. Fernández. “This is a special opportunity for him. We wish him the best of luck and success.”

Mr. González said, “I want to thank José Rafael, as well as the many people at OFG with whom it was my pleasure to be associated, for their collaboration and support. OFG is in excellent hands, in strong condition, and with a bright future.”

Mr. González is a member of the Board of Directors of the FHLBNY, which he joined in 2004, and its Vice Chairman since 2008, a position he is resigning effective September 30, 2013 to accept the executive position. He is a past President of the Puerto Rico Bankers Association, the Securities Industry Association of Puerto Rico, and the Government Development Bank for Puerto Rico. Prior to joining OFG, Mr. González served since 2000 as a member of the Board of Directors of Santander BanCorp, and from 2002 to 2008, as Vice Chairman of the Board, President and CEO.

About OFG Bancorp

Now in its 49th year in business, OFG Bancorp is a diversified financial holding company that operates under U.S. and Puerto Rico banking laws and regulations. Its three principal subsidiaries, Oriental Bank, Oriental Financial Services and Oriental Insurance, provide a full range of commercial, consumer and mortgage banking services, as well as financial planning, trust, insurance, investment brokerage and investment banking services, primarily in Puerto Rico, through 56 financial centers. Investor information can be found at www.ofgbancorp.com.

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Contacts

Puerto Rico: Alexandra López (allopez@ofgbancorp.com), OFG Bancorp, (787) 522-6970

US: Steven Anreder (steven.anreder@anreder.com) and Gary Fishman (gary.fishman@anreder.com), Anreder & Company, (212) 532-3232

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